U.S. SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, DC  20549
                             FORM 3
     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES


1.   Name and Address of Reporting Person:
     Moore, Jr., Robert J.
     34 Linnell Circle
     Nutting Lake, MA  01865

2.   Date of Event Requiring Statement(Month/Day/Year):
     November 3, 1996

3.   IRS or Social Security Number of Reporting Person (Voluntary):

4.   Issuer Name and Ticker or Trading Symbol:
     Computer Devices, Inc. (CTDV)

5.   Relationship of Reporting Person to Issuer (Check all applicable):
     ( )Director         (X)Officer (Vice President)
     (X)10% Owner        ( ) Other (specify below):

6.   If Amendment, Date of Original (Month/Day/Year):


                              TABLE I
    Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
    ----------------------------------------------------------------------

No reporting information for this table.



                              TABLE II
     Derivative Securities Acquired, Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
       --------------------------------------------------------------

Derivative Number 1
-------------------

1. Title of Derivative Security:       Option to buy Class A Common Stock.

2. Exercisable and Expiration Dates:   The option is exercisable in
                                       cumulative increments of up to 25%
                                       each on the first through fourth
                                       anniversaries of the date of grant
                                       (November 10, 1992) and expires
                                       November 10, 1997.

3. Title and Amount of Underlying Securities:  60,000 shares of Class A
                                               Common Stock.

4. Exercise Price of Derivative Security:      $0.04.

5. Ownership Form of Derivative Security:      Direct.

6. Nature of Indirect Beneficial Ownership:    Not Applicable


Derivative Number 2
-------------------

1. Title of Derivative Security:       Option to buy Class A Common Stock.

2. Exercisable and Expiration Dates:   The option is exercisable in
                                       cumulative increments of up to 25%
                                       each on the first through fourth
                                       anniversaries of the date of grant
                                       (March 22, 1994) and expires
                                       March 22, 1999.

3. Title and Amount of Underlying Securities:  50,000 shares of Class A
                                               Common Stock.

4. Exercise Price of Derivative Security:      $0.055.

5. Ownership Form of Derivative Security:      Direct.

6. Nature of Indirect Beneficial Ownership:    Not Applicable


Derivative Number 3
-------------------

1. Title of Derivative Security:       Option to buy Class A Common Stock.

2. Exercisable and Expiration Dates:   The option is exercisable in
                                       cumulative increments of up to 25%
                                       each on the first through fourth
                                       anniversaries of the date of grant
                                       (October 18, 1996) and expires
                                       October 18, 2001.

3. Title and Amount of Underlying Securities:  90,000 shares of Class A
                                               Common Stock.

4. Exercise Price of Derivative Security:      $0.04.

5. Ownership Form of Derivative Security:      Direct.

6. Nature of Indirect Beneficial Ownership:    Not Applicable


Derivative Number 4
-------------------

1. Title of Derivative Security:       Option to buy Class A Common Stock.

2. Exercisable and Expiration Dates:   Exercisable January 2, 1997;
                                       expires October 18, 2001.

3. Title and Amount of Underlying Securities:  500,000 shares of Class A
                                               Common Stock.

4. Exercise Price of Derivative Security:      $0.04.

5. Ownership Form of Derivative Security:      Direct.

6. Nature of Indirect Beneficial Ownership:    Not Applicable


Derivative Number 5
-------------------

1. Title of Derivative Security:       Class A Common Stock(10,810 shares).

2. Exercisable and Expiration Dates:   Convertible into Class B Common Stock
                                       at any time.

3. Title and Amount of Underlying Securities:  Class B Common Stock (10,810
                                               shares).

4. Exercise Price of Derivative Security:      Not Applicable.

5. Ownership Form of Derivative Security:      Direct.

6. Nature of Indirect Beneficial Ownership:    Not Applicable



S/ Robert J. Moore, Jr.                 November 12, 1996
-------------------------------         ---------------------
**Signature of Reporting Person         Date

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).